FORM OF FIRST SAVINGS BANK
                     THREE-YEAR CHANGE IN CONTROL AGREEMENT

      This AGREEMENT, originally entered into on November 18, 1998, is amended and restated in its entirety effective November 15, 2000, by and between First Savings Bank (the "Bank"), a New-Jersey chartered savings bank, with its principal administrative office at 1000 Woodbridge Center Drive, Woodbridge, New Jersey,__________________ ("Executive"), and First Sentinel Bancorp, Inc. (the "Holding Company"), a corporation organized under the laws of the State of Delaware which is the holding company for the Bank.

      WHEREAS, the Bank recognizes the substantial contribution Executive has made to the Bank and wishes to protect Executive's position therewith for the period provided in this Agreement; and

      WHEREAS, Executive has agreed to serve in the employ of the Bank.

      NOW, THEREFORE, in consideration of the contribution and responsibilities of Executive, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.    TERM OF AGREEMENT

      The term of this First Savings Bank Three-Year Change in Control Agreement (the "Agreement") shall be deemed to have commenced as of the date first above written and shall continue for a period of thirty-six (36) full calendar months thereafter. Commencing on the execution of this Agreement, as amended and restated, the term of this Agreement shall be extended for one day each day, so that a constant thirty-six (36) calendar month term shall remain in effect, until such time as the Board of Directors of the Bank (the "Board") or Executive elects not to extend the term of this Agreement by giving written notice to the other party in accordance with Section 4 of this Agreement, in which case the term of this Agreement shall be fixed and shall end on the third anniversary of the date of such written notice.

2.    CHANGE IN CONTROL

      (a) Upon the occurrence of a "Change in Control" of the Bank or the Holding Company (as defined in Section 2(b) this Agreement) followed by the termination of Executive's employment, other than in connection with a Termination for Cause, (as defined in Section 2(c) of this Agreement), at any time during either the term of this Agreement or within a sixty (60) day period following the one (1) year anniversary date of the Change in Control, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment at any time during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in Executive's annual compensation or benefits, or relocation of Executive's principal place of employment by more than twenty-five (25) miles from its location immediately prior to a Change in Control; PROVIDED, HOWEVER, Executive may consent in writing to any such

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demotion, loss, reduction or relocation. The effect of any written consent of
Executive under this Section 2(a) shall be strictly limited to the terms specified in such written consent.

      (b) For purposes of this Agreement, a "Change in Control" of the Bank or the Holding Company shall mean an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Holding Company or the Bank within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation ("FDIC") at 12 C.F.R. SS. 303.4(a), with respect to the Bank, and the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), with respect to the Holding Company, as in effect on the date of this Agreement; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank or the Holding Company representing 20% or more of the Bank's or the Holding Company's outstanding voting securities or right to acquire such securities except for any voting securities of the Bank purchased by the Holding Company and any voting securities purchased by any employee benefit plan of the Holding Company or its Subsidiaries, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by a Nominating Committee solely composed of members which are Incumbent Board members, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Holding Company or similar transaction occurs or is effectuated in which the Bank or Holding Company is not the resulting entity, or (D) a proxy statement has been distributed soliciting proxies from stockholders of the Holding Company, by someone other than the current management of the Holding Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Holding Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Holding Company shall be distributed, or (E) a tender offer is made for 20% or more of the voting securities of the Bank or Holding Company then outstanding.

      (c) Executive shall not have the right to receive termination benefits pursuant to Section 3 of this Agreement upon Termination for Cause. The term "Termination for Cause" shall mean termination because of Executive's personal dishonesty, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order or material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a Notice of Termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of


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the members of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to Executive and an opportunity for Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause, except for compensation and benefits already accrued or vested. During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 4 of this Agreement through the Date of Termination for Cause, stock options and related limited rights granted to Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to Executive under any stock benefit plan of the Holding Company or the Bank vest. At the Date of Termination such stock options (and related limited rights (if any)) and such unvested stock awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

3.    TERMINATION BENEFITS

      Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by termination of Executive's employment due to: (1) the involuntary termination of Executive's employment (other than Termination for Cause); (2) Executive's voluntary termination of employment during the term of this Agreement following any demotion, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of Executive's principal place of employment more than twenty-five (25) miles from its location immediately prior to a Change in Control (unless Executive so consents); or (3) Executive's resignation from employment for any reason within the sixty (60) day period following the one (1) year anniversary date of the Change in Control, the Bank shall pay Executive, or in the event of Executive's subsequent death, Executive's beneficiaries or estate, as the case may be, a sum equal to three (3) times Executive's average annual compensation for the three
(3) most recent taxable years Executive has been employed by the Bank, or such lesser number of years in the event Executive is employed with the Bank for less than three (3) years. Annual compensation shall include base salary and any other taxable income paid by the Holding Company or the Bank, including but not limited to amounts related to the granting or vesting of restricted stock, commissions, bonuses, severance payments, retirement benefits and fringe benefits paid or to be paid to Executive or paid for Executive's benefit during any such year, as well as profit sharing, employee stock ownership plan and other retirement contributions or benefits, including to any tax-qualified or non-tax-qualified plan or arrangement (whether or not taxable) made or accrued on behalf of Executive for such year. Provided, however, annual compensation shall not include income attributable to the exercise of stock options. At the election of Executive, which election is to be made prior to a Change in Control, such payments shall be made in a lump sum or on an annual basis in approximately equal installments over a three (3) year period. In the event no election is made, payment to Executive will be made on a monthly basis in approximately equal installments during the remaining term of the Agreement.

      (b) Upon the occurrence of a Change in Control of the Bank or the Holding Company followed at any time during the term of this Agreement by Executive's voluntary or involuntary termination of employment in accordance with paragraph (a) of this Section 3, other than for Termination for Cause, the Bank shall cause to be continued life, medical and disability coverage

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substantially identical to the coverage maintained by the Bank or Holding
Company for Executive prior to Executive's severance, except to the extent such coverage may be changed in its application to all Bank or Holding Company employees on a nondiscriminatory basis. Such coverage and payments shall cease upon the expiration of thirty-six (36) full calendar months from the Date of Termination.

      (c) Notwithstanding the preceding paragraphs of this Section 3, in the event that:

            (i) the aggregate payments or benefits to be made or afforded to Executive, which are deemed to be parachute payments as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor thereof (the "Termination Benefits"), would be deemed to include an "excess parachute payment" under Section 280G of the Code; and

            (ii) if such Termination Benefits were reduced to an amount (the "Non-Triggering Amount"), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive's "base amount," as determined in accordance with said Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (i) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (ii) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive.

4.    NOTICE OF TERMINATION

      (a) Any purported termination by the Bank or by Executive in connection with a Change in Control shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.


      (b) "Date of Termination" shall mean the date specified in the Notice of Termination (which, in the instance of Termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given); provided, however, that if a dispute regarding the Executive's termination exists, the "Date of Termination" shall be determined in accordance with Section 4(c) of this Agreement.

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      (c)   If, within thirty (30) days after any Notice of Termination is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected) and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute in connection with a Change in Control, in the event that the Executive is terminated for reasons other than Termination for Cause, the Bank will continue to pay Executive full compensation in effect when the Notice was given (including, but not limited to base salary) until the earlier of: (1) the resolution of the dispute in accordance with this Agreement; or (2) the expiration of the remaining term of this Agreement as determined as of the Date of Termination.

5.    SOURCE OF PAYMENTS

      It is intended by the parties hereto that all payments provided in this Agreement shall be paid in cash or check from the general funds of the Bank. Further, the Holding Company guarantees such payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid and provided by the Holding Company.

6.    EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

      This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.

      Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.    NO ATTACHMENT

      (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

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      (b)   This Agreement shall be binding upon, and inure to the benefit of,
Executive, the Holding Company and their respective successors and assigns.

8.    MODIFICATION AND WAIVER

      (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

      (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.    REQUIRED REGULATORY PROVISIONS

      Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. SS.1828(k) and any rules and regulations promulgated thereunder, including 12 C.F.R. Part 359.

10.   SEVERABILITY

      If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall, to the full extent consistent with law, continue in full force and effect.

11.   HEADINGS FOR REFERENCE ONLY

      The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references to the masculine shall apply equally to the feminine.

12.   GOVERNING LAW

      The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey.

13.   ARBITRATION

      Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty
(50) miles from the location of the Bank's main office, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided,

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however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.   PAYMENT OF COSTS AND LEGAL FEES

      All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank (which payments are guaranteed by the Holding Company pursuant to Section 5 of this Agreement) if Executive is successful with respect to such dispute or question of interpretation pursuant to a legal judgment, arbitration or settlement.

15.   INDEMNIFICATION

      The Bank shall provide Executive (including Executive's heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy at its expense and shall indemnify Executive (and Executive's heirs, executors and administrators) to the fullest extent permitted under New Jersey law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities); such expenses and liabilities to include, but not to be limited to, judgments, court costs and attorneys' fees and the cost of reasonable settlements.

16.   SUCCESSOR TO THE BANK

      The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, to expressly and unconditionally assume and agree to perform the Bank's obligations under this Agreement in the same manner and to the same extent that the Bank would be required to perform such obligations if no such succession or assignment had taken place.

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                                   SIGNATURES

      IN WITNESS WHEREOF, First Savings Bank has caused this Agreement, as amended and restated, to be executed by their duly authorized officers, and Executive has signed this Agreement, on the ______ day of ____________, 200__.


ATTEST:                             FIRST SAVINGS BANK



                                        By:
-------------------------------             ------------------------------------



SEAL

ATTEST:                                 FIRST SENTINEL BANCORP, INC.
                                        (Guarantor)



                                        By:
-------------------------------             ------------------------------------




WITNESS:                                    EXECUTIVE



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